Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or
Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces Underwriters’ Exercise of Option to Purchase Additional Shares

Newton, MA (February 28, 2013):  CommonWealth REIT (NYSE: CWH) today announced that the underwriters of its public offering have exercised their option to purchase an additional 4,500,000 common shares. The sale of the additional common shares and the sale of the original public offering of 30,000,000 common shares are expected to close on Tuesday, March 5, 2013.

The joint bookrunning managers for this offering are Citigroup, BofA Merrill Lynch, UBS Investment Bank and Morgan Stanley.  The joint lead managers are Jefferies and RBC Capital Markets.  The co-managers are BB&T Capital Markets, Janney Montgomery Scott, JMP Securities, MLV & Co. and Oppenheimer & Co.

This press release is neither an offer to sell nor a solicitation of an offer to buy CWH common shares, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The prospectus supplement relating to this offering and related prospectus are expected to be filed with the Securities and Exchange Commission (SEC) and copies can be obtained by contacting the offices of: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038; email dg.prospectusrequests@baml.com; UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone: (888) 827-7275; or Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone (866) 718-1649, email: prospectus@morganstanley.com.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.  No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED. FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT THE SALE OF THE 4,500,000 ADDITIONAL COMMON SHARES AND THE SALE OF THE ORIGINAL PUBLIC OFFERING OF 30,000,000 COMMON SHARES ARE EXPECTED TO CLOSE ON TUESDAY, MARCH 5, 2013.  IN FACT, THE CLOSINGS OF THESE SALES ARE SUBJECT TO VARIOUS CONDITIONS CUSTOMARY IN TRANSACTIONS OF THIS TYPE.  IF THESE CONDITIONS ARE NOT SATISFIED, THESE SALES MAY NOT CLOSE.  IN ADDITION, LITIGATION HAS BEEN COMMENCED AGAINST CWH SEEKING, AMONG OTHER THINGS, TO ENJOIN ITS BOARD OF TRUSTEES FROM IMPLEMENTING THE OFFERING AND RESCINDING THE OFFERING SHOULD IT BE COMPLETED.  THERE CAN BE NO ASSURANCE THAT THE COMMON SHARE OFFERING WILL BE CONSUMMATED, THAT IT WILL NOT BE DELAYED OR THAT THE TERMS WILL NOT CHANGE.

FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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